News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

First Financial Corporation Accelerates Branch Optimization Plan

Terre Haute, Indiana, September 30, 2021 (Globe Newswire) – First Financial Corporation (NASDAQ: THFF) (the “Company”) today announced plans to optimize its banking center network as part of a plan to improve operating efficiencies and accommodate changing customer preferences.

Subject to regulatory requirements, over the next two quarters the Company will close and consolidate nine of its eighty-one branches. These steps are in addition to the consolidation of its Terre Haute Maple Avenue and Plaza North branches into a new, efficient, state-of-the-art facility at Lafayette Avenue and Fort Harrison Road, which occurred earlier this year, bringing the total number of closed and consolidated branches by the end of the first quarter of 2022 to ten.

“Our customers are rapidly adopting our online banking platforms which provides us with an opportunity to consolidate these branches into other nearby locations while maintaining the high level of service our customers expect,” said First Financial Chairman Norman L. Lowery.

These consolidations which are expected to be completed over the next two quarters, are projected to save the Company approximately $2.3 million per year in operating expenses, commencing in the first quarter of 2022.

The Company expects to record pre-tax charges of approximately $1.5 million during the fourth quarter of 2021 and the first quarter of 2022.

About First Financial Corporation
First Financial Corporation (NASDAQ:THFF) is the holding company for First Financial Bank N.A. and The Morris Plan Company of Terre Haute, Inc. First Financial Bank N.A. is the fifth oldest national bank in the United States, operating 81 banking centers in Illinois, Indiana, Kentucky and Tennessee. The Morris Plan Company of Terre Haute, Inc. is a state industrial chartered financial institution operating one office in Terre Haute, Indiana. Additional information is available at www.first-online.bank.

Investor Contact:
Rodger A. McHargue
Chief Financial Officer
P: 812-238-6334
E: rmchargue@first-online.com